UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 13, 2022

Six Flags Entertainment Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-13703	13-3995059
(Commission File Number)	(IRS Employer Identification No.)

1000 Ballpark Way Suite 400
Arlington, Texas	76011
(Address of principal executive offices)	(Zip Code)

(972) 595-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.025 par value per share	SIX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Six Flags Entertainment Corporation (the “Company”) has appointed Aimee Williams-Ramey as Chief Legal Officer and Corporate Secretary effective June 13, 2022. Prior to joining Six Flags, she was Senior Vice President and General Counsel at Sabre Corporation, a leading technology provider to the global travel industry, where she served in various leadership positions with increasing responsibilities before assuming the General Counsel role in 2017. From 2013 to 2016, Ms. Williams-Ramey served as a regulator with the Financial Industry Regulatory Authority (FINRA), where she was the Regional Chief Counsel for the west region of the United States. Before joining FINRA, Ms. Williams-Ramey was in private practice with several high-profile law firms, where she handled a diverse range of complex legal and regulatory matters, including commercial litigation, securities litigation and enforcement actions, investigations, and corporate governance matters. From 1999 to 2000, she was a judicial clerk for the Honorable Henry A. Politz at the US Court of Appeals, Fifth Judicial Circuit. She also worked as an auditor for Deloitte before entering the legal field. Ms. Williams-Ramey has a Juris Doctor, summa cum laude, from Southern Methodist University School of Law, and a Bachelor of Accountancy, also summa cum laude, from the University of Oklahoma.

In connection with Ms. Williams-Ramey appointment as Chief Legal Officer and Corporate Secretary, the Company entered into an employment agreement, dated June 13, 2022, with Ms. Williams-Ramey (the “Williams-Ramey Employment Agreement”) that provides for, among other things, a base salary of $350,000 per year and an annual bonus opportunity with a target of 90% of her base salary. On June 13, 2022, in accordance with applicable grant agreements under the Company’s Long-Term Incentive Plan, Ms. Williams-Ramey will be granted (i) a sign-on grant of 10,000 restricted stock units of the Company, which will vest over three years, with 25% vesting on each of the first two anniversaries of the grant date and 50% vesting on the third anniversary of the grant date; (ii) a grant of restricted stock units of the Company with a value of $202,200, which will vest in equal installments on each of the first three anniversaries of the grant date, and (iii) performance stock units of the Company with a value of $808,800, which will vest in accordance with the achievement of the established performance goals. Ms. Williams-Ramey will also be entitled to participate in or receive benefits under the employee benefit programs of the Company, including the Company’s life, health and disability programs and relocation program, as well as to receive reimbursement of certain expenses incurred during her employment. The Williams-Ramey Employment Agreement also contains provisions for separation payments and benefits upon certain types of termination of employment as well as contains customary non-competition, indemnification, confidentiality and proprietary information provisions.

The foregoing description of the Williams-Ramey Employment Agreement does not purport to be complete and is qualified in its entirety by the text of the agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 7.01              Regulation FD Disclosure

On June 13, 2022, the Company issued a press release announcing its promotion of diversity and inclusion through key leadership appointments, including the appointment of Ms. Williams-Ramey as Chief Legal Officer and Corporate Secretary, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01             Financial Statements and Exhibits

(d)             Exhibits

10.1           Employment Agreement, dated as of June 13, 2022, by and between Aimee Williams-Ramey and Six Flags Entertainment Corporation

99.1          Press Release of Six Flags Entertainment Corporation, dated June 13, 2022

104           Cover Page Interactive Data File (cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIX FLAGS ENTERTAINMENT CORPORATION

	By:	/s/ Christopher Neumann
		Name:	Christopher Neumann
		Title:	Vice President, Legal
Da

Date: June 13, 2022

XBRL-Only Content Section